Exhibit 99.01

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

Thomson StreetEvents

Conference Call Transcript

ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

Event Date/Time: May. 08. 2006 / 4:45PM ET

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Michael Minogue

ABIOMED, Inc.—Chairman, President, CEO

Daniel Sutherby

ABIOMED, Inc.—CFO

Dr. Robert Kung

ABIOMED, Inc.—Chief Scientific Officer

Dr. Karim Benali

ABIOMED, Inc.—Chief Medical Officer

CONFERENCE CALL PARTICIPANTS

OPERATOR

Greg Simpson

Stifel Nicolaus—Analyst

Harish Aiyar

Dawson James—Analyst

Matthew Scalo

Canaccord—Analyst

Randy Hugg

Lions Share Financial—Analyst

Alex Arrow

Lazard Capital Markets—Analyst

David Zimbalist

Natexis Bleichroeder—Analyst

PRESENTATION

OPERATOR

Good day and welcome everyone to the Abiomed fourth-quarter fiscal 2006 earnings results conference call. This call is being recorded. With us today is the Chairman, Chief Executive Officer and President, Mr. Minogue and the Chief Financial Officer, Mr. Dan Sutherby. At this time for opening remarks I would like to turn the call over to Dan Sutherby. Please go ahead.

Daniel Sutherby—ABIOMED, Inc.—CFO

Good evening and welcome to Abiomed’s fiscal fourth-quarter earnings conference call. This is Dan Sutherby, Chief Financial Officer. I’m here with Mike Minogue, Abiomed’s Chairman, President, and CEO. Also with us today is our Chief Scientific Officer, Dr. Robert Kung and our Chief Medical Officer, Dr. Karim Benali. The format for today’s call will be as follows: first, Mike will provide you with some strategic and operational highlights for the quarter. I will then provide a summary of the financial results for the quarter and then we will open the call for your questions.

Before we begin discussing Q4, it is necessary to remind you that during the course of this call, we will be making forward-looking statements, including statements regarding future financial performance, product development efforts, Abiomed’s strategic operational initiatives and market response to our new products. Abiomed’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors including uncertainty associated with development, testing and related regulatory approval, competition, technological

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

change, future capital needs and other risk detailed in our filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speaks only as of the date of today’s release.

The company undertakes no obligation to publically release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this conference call or to reflect the occurrence of unanticipated events.

In addition, today we will be will be discussing our Impella products and the AbioCor and we would like to note that these products are not FDA approved and are not yet available for sale in the United States. We’re in the process of pursuing that path.

I’m now pleased to induce Michael Minogue.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Good evening and thank you for taking the time to join us today. This has been an exciting year for Abiomed and I’m pleased with our results which Dan will detail for you shortly. We achieved Q4 fiscal revenues of $13.8 million, a 28% increase compared to Q4 fiscal year ‘05. Also in Q4 we had the highest number of patients ever supported on our lifesaving AB5000 technology and we increased the AB5000 console sales by 134% in the U.S. compared to Q4 fiscal year ‘05.

For all VADs, AB5000, BVS, and Impella we shipped the most ever at 600 units which represent the 17% increase in revenue for disposables over last Q4 fiscal year ‘05. We’re encouraged by these results and wants to thank the team at Abiomed for their hard work and dedication to the customers and our patients.

Today I’d like to comment on four areas, the first is increasing our global distribution. The second is establishing part recovery as a standard of care for acute events. The third is expanding our product portfolio by making regulatory progress. And the fourth is to cover our fiscal year ‘07 goals. First our global distribution. We continue to make progress, since the last call we’ve added four field personnel to our worldwide team of sales and clinical experts. We have the largest sales and the clinical team in the VAD industry with over 33 professionals in the US and 12 in Europe. This does not include our service engineers or distributors. We still plan to add 2 to 4 worldwide field team members each quarter as we identify and find top talent. This is a highly talented team with prior proven results and they’re ramping up quickly.

Nevertheless, our immediate tenure for-sales reps is only nine months. Our success in recovery is a penetration and utilization play, not market share. So we need talented people working with our customers to optimize protocol for high-risk PCI, AMI and cardiogenic shock. As our distribution expanses we believe we have the potential to transform from a company that treats a couple of thousand patients to a company that treats tens-of-thousands of patients.

Today, for example, there are approximately 160,000 intra-aortic balloon pump used globally per year, which is one illustration of the potential patient population needed cardiac support in the Cath Lab, ICU and surgery suites. This quarter we treated our first Impella patient in the Czech Republic, we shipped Impella products to the United Arab Emerites and supported the first AB5000 patient in Australia. In fact, we’re now selling in 39 countries and we’ve submitted registration information for Impella in Canada, China, Brazil and Australia.

As you analyze the world markets, medical markets, heart recovery from cardiogenic shock is the best solution for the patient and the most cost-effective for the healthcare system. Due to the limited number of transplants, many patients are ineligible for a transplant, nor would they choose if their own heart would recover. To clarify acute events include but are not limited to AMI or heart attacks, post-cardiotomy cardiogenic shock or the inability to come off the heart-lung machine and myocarditis.

These conditions effect millions of people year with hundreds of thousands suffering cardiogenic shock. These patients face greater than 50% mortality based on today’s standard of care. Many of our top customers know there’s a better solution than an intra-aortic balloon pump with inotropes or a transplant VAD, which removes some of the heart and requires a heart-lung machine for implantation. Our goal is not just patient survival but heart recovery which ensures quality of life and cost-effective medicine.

This leads to our second focus of establishing heart recovery as the standard of care for all acute events. And we continue to make progress in three key areas. The financial, the clinical and awareness. And all three are necessary for adoption. As you know, the new CMS DRG 103 guidelines took effect October 1st. They encourage recovery of the native heart with our VADs for cardiogenic shock, this change provides a 70% increase in reimbursement for hospitals for an average of $140,000. And this is critical for administration support. As we have shown CMS

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

affects about 30% of our patients but the majority of commercial insurers already cover these costs and based on our data registry recovery is the most likely outcome for our survivors. Abiomed is the only provider of VADs with recovery indication.

On the clinical side, we continue to compile, assess, and publish clinical data. Based our 10-year patient registry we see improved recovery rates based on a function of time-to-implant, time-on-support and reduction of adverse events. Recently we analyzed the 2000 shock-trial data and compared the results with our AMI AB5000 publication presented at TCT.

We found that the patients who survive when treated with the AB5000 were actually sicker than those patients who he died when treated with revascularization and the shock trial based on cardiac index, systolic pressure, central venous pressure, and pulmonary arterial pressure. And we’ll be presenting more of this data in the future. We also issued a press release on the publication in the American Journal of Cardiology by Dr. Jose [Hennrikus] out of Amsterdam on the Impella 2.5. This publication shows great promise of minimally invasive VAD. We will continue to announce data and look forward to the upcoming TCR show for Paris course and revascularization also the TCT of Europe and the American Society for Artificial Internal Organs in June where we have roughly 10 abstracts and poster presentations.

We also participated in the European user meeting on ventricular unloading catheters in Italy this past April, which was focused on Impella and AB5000. The meeting covered the full spectrum of our product offerings from high risk angioplasty, reduction of infarcts, and recovery from cardiogenic shock. The meeting was attended by top cardiologist and surgeons from Europe.

In Q4 the recovery awareness continued with numerous AB5000 stories in the media round the country. For instance, we had stories in Charlotte, North Carolina, on the CBS affiliates; South Carolina, on NBC and in their newspaper, the Post and the Courier, and in California in the Ventura County Star. These stories were all on patient recovery.

We’ve also increased our presence at trade shows and in peer review publications, since January we attended [ANCECT], AACN, STS, ACC, ISHLT, and AATS. If anyone wants to know what all those means we can do that in the Q&A section.

On a personal side I want to share with you why we. at Abiomed, feel it’s so important for recovery to be recognized as a standard of care for acute events. The best way for me to do this is to share a story that hits very close home at Abiomed. Steve [Mappa] is our Philadelphia based sales rep. Steve’s friend, who was the best friend at his wedding, had his mother, Mrs. Donahue, admitted to a local hospital with an AMI. She went into cardiogenic shock and she was transferred to one of our centers of excellence, Lankenow Hospital, where she was operated on by Dr. Lou Samuels, who is a VAD expert and published several articles on heart recovery. He immediately placed Mrs. Donahue on bi-VAD AB5000 support.

Steve stayed with the family throughout her ordeal explaining the role of the device he sells and its indication to rest and recover her heart. She is in her 70s and a heart transplant would not likely have been an option for her.

Steve describes Mrs. Donahue’s recovery as the most fulfilling point of his career, knowing that she is now at home with her own heart after 10 days of AB5000 support.

Over the next few weeks and months, we’re rolling out our new logo and brands image. Focused on heart recovery and saving lives. We’ve also launched 10 new marketing and educational tools like physician videos on implantation, best practice sharing, customer protocol guidelines and quick reference guides on usage. We’ll also be providing marketing kits and reimbursements guides for recovery programs. We will host the first of many webcasts on May 18 dedicated to the reimbursement policy for our recovery VADs.

Next I’d like to cover our regulatory progress. Though I would never presume to impose our internal timelines on the FDA, we are optimistic that our relationship with the top physicians and dedicated FDA professionals coupled with outstanding European clinical data will enable Abiomed to move forward this calendar year on the Impella trials. We believe that the Impella-product trials will have a huge impact in the way patients are managed today in the United States.

We are also encouraged by the support demonstrated by our surgeons for the AbioCor Total Artificial Heart. We’re currently awaiting feedback from the FDA on our AbioCor HD submission, Impella 2.5, Impella 5.0 and the realtime submission for the minimally invasive cannulae. We currently have more [ Indiscernible ] iron-clad history of Abiomed and we have more coming.

Looking ahead, at our fiscal year ‘07, we’ve planned the following four strategic goals. Increasing global distribution through new hires, new distributor agreements and penetration into more countries. Number two, establishing heart recovery as a standard of care for acute events by

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

publishing clinical data, presenting at medical conferences, educating the administrators and creating media awareness. Number three, expanding our product portfolio by working through the regulatory process. Number four, growing revenue by double digits.

Abiomed forecast fiscal 2007 revenue to be in the range of $49 to $52 million representing a 12 to 19% increase over fiscal 2006, depending on the timing of new product trials and introductions. The company expects a loss in fiscal 2007 of $13 million to $16 million due to continued investments in R&D of $16 to $20 million, an expansion of global distribution with a goal of 2 to 4 new hires per quarter.

In summary, the fourth quarter completes my second year with Abiomed. I’m encouraged by the talent and the depth of my team, our expanding field presence, and most important, the overall excitement we are seeing for our technology.

As we continue to expand our distribution, to published data and to make progress with regulatory agencies around the world, we expect that more patients, like Mrs. Rosemary Donahue, will be able to recover their hearts after an acute event.

Upon reflection on the last two years, the following has grown approximately 70%: our revenues, our stock price, and our DRG recovery reimbursement rates. And the following has increased more than 100%: our distribution headcount, our product portfolio and pipeline, and the number of analysts covering Abiomed.

This company is a recovery story in many ways, and we put our heart into our mission. We’ve created a winning culture that’s committed to saving lives, leading in technology and innovation, and growing shareholder value.

I’d like to close by thanking the investors for their support and by stating that my expectations for success of Abiomed has never been stronger. I’m honored and I’m humbled to represent this company and outstanding team. I’ll now turn the call back to Dan.

Daniel Sutherby—ABIOMED, Inc.—CFO

Thanks, Mike. Good evening, and thanks for taking the time to join our discussion on Abiomed’s Q4 results. As Mike mentioned we’re very pleased with our progress and results this quarter driving very strong revenue growth while continuing to invest in new products and expand our global distribution. Turning to the financial results for the quarter, I will provide some details for Q4.

First of all, whenever I refer to a number going up or down, I’m referring to that increase in the figure in fiscal fourth-quarter 2006 compared to the fourth fiscal quarter of 2005, unless I indicate otherwise.

Turning to revenues, as Mike mentioned, revenues for the fourth fiscal quarter ended March 31st, 2006, were $13.8 million, and we’re up 28%. The Q4 revenue figure represents a record quarter for Abiomed. Console revenues were up 104%, disposables were up 17%. While service, training, and other revenues were up 22%. Q4 ‘06 revenue from disposables represented approximately 73% of total revenue for Q4, while for the full year 2006, disposable revenue comprised approximately 79% of total revenues for fiscal 2006.

This favorable revenue mix, with high disposable revenues as I mentioned, enables Abiomed to generate strong gross margins. During the fourth quarter of fiscal 2006, AB5000 console revenue in the United States was up 134%. Total Q4 2006 worldwide revenue from AB5000 and Impella consoles was up over 100%. Turning to gross margins, Q4 2006 gross margins were 72%. This gross margin was down from 75% reported for Q4 of ‘05 due primarily to the inclusion of Impella product revenues that have a relatively lower margin right now than overall Abiomed revenues. Full-year ‘06 gross margin was 73%.

With our momentum through fiscal ‘06 we now have established a solid base business with a revenue base of roughly 80% consumables generating strong gross margins in excess of 70%. We continue to drive a variety of operational improvement programs to increase manufacturing productivity in overall efficiencies.

For example, through the end of fiscal ‘06, we have trained nearly 70% of all employees on the basics of Six Sigma and we have several Green and Black belt experts leading operational teams for process improvement. During Q4 we initiated a Supply Chain Management program to reduce costs and we redesigned the majority of our manufacturing areas and enhanced our clean-room operations to improve workflow and product quality.

Turning now to Research & Development expenses, in Q4 of ‘06, R&D expenses were $4.2 million, up roughly $900,000 from Q4 of ‘05. Nearly 40% of our Q4 ‘06 R&D dollars were invested in new products to be introduced in fiscal 2007. R&D expense for Q4 also included the additional

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

R&D efforts on Impella and expenses related to our efforts to obtain regulatory approval for Impella devices in the United States. As a reminder, our Impella technologies are CD marked in Europe but not yet available for sale in the U.S.

Now to discuss SG&A expenses during Q4 2006 we executed well on our plans to increase global distribution as we increased our sales and clinical head count by four. Reflecting this strategy to increase our global distribution, SG&A for Q4 of ‘06 was just over $9 million compared to $5.1 million in the same period of 2005. Global sales and clinical head count at the end of fiscal ‘06 was 45 compared to 27 at the end of fiscal 2005, representing an increase of nearly 70%.

The net results for the quarter, the Company reported a net loss of $3.7 million or $0.14 per share. This compares to a net loss of approximately $200, 000 or $0.01 per share for the three months ended March 31, ‘05. On liquidity and capital resources, as of March 31, ‘06, our cash, cash equivalents and investments totaled $31 million. We believe we have more than sufficient liquidity to fund operations and invest in our growth platforms in fiscal 2007. Our estimated quarterly cash utilization going forward is expected to be approximately $3 million per quarter.

Turning to fiscal ‘07 guidance, I will provide you with some details on our forecast for fiscal 2007. On revenue, as Mike mentioned, we feel good about our progress through ‘06 and for fiscal ‘07 we are forecasting revenue growth over fiscal ‘06 of 12% to 19%. Relative to the quarterly revenue estimates for fiscal ‘07, we are forecasting high double digit quarterly growth for each quarter in fiscal ‘07 compared to the respective quarter of fiscal ‘06. I’d like to remind you of the historical quarterly cycles for revenues that we have seen and our forecast in 2007 assumes the same quarterly revenue cycles.

As an example, our first fiscal quarter has historically been lower than our fiscal Q4 and we expect this same cycle in fiscal ‘07. We believe we can deliver strong double digit quarterly growth each quarter in fiscal 2007 compared to the fiscal 2006 comparable quarter.

Turning to gross margins, we are forecasting fiscal ‘07 gross margins at roughly the 75% level. Our forecasted R&D investment in fiscal ‘07 will be centered around new product development to drive long-term growth, and also includes estimated costs for the Impella U.S. clinical trials that we believe will commence in calendar 2006.

R&D expenses for fiscal ‘07 are forecasted to be in the range of $16 million to $20 million. Roughly 80% of this 2007 R&D forecast is expected to be invested in Impella products, clinical trials in the U.S. for certain Impella products and new products to be introduced in fiscal 2007. The fiscal 2007 R&D strategy is centered around a continued strategic shift of R&D investment and to high growth potential products to broaden our capabilities across a clinical spectrum.

For SG&A in fiscal 2007, our strategy will be consistent with 2006 as we increase our sales and clinical teams globally, and as Mike mentioned, expect 2 to 4 new hires in each quarter of ‘07. We also expect to complete the integration of our new ERP system in the United States during fiscal ‘07 and have forecasted approximately a $1 million for this project in the upcoming fiscal year. In total for SG&A expenses, we are forecasting SG&A expenses for fiscal ‘07 in the range of $33 to $35 million.

Due to the R&D and global distribution investment, for fiscal ‘07, we are forecasting a net loss of $13 million to $16 million excluding estimated stock option expense of approximately $4 million. This estimated net loss for fiscal ‘07 includes intangibles amortization of approximately $1 million related to the Impella acquisition.

In summary, we believe our progress through fiscal ‘06 and our focus strategy for fiscal ‘07 to expand our product pipeline and global distribution, position Abiomed for long-term growth that we believe will translate into enhanced shareholder value. I will now open the call to your questions.

OPERATOR

Thank you. [OPERATOR INSTRUCTIONS.]

QUESTION AND ANSWER

OPERATOR

We’ll take our first question from Greg Simpson with Stifel Nicolaus.

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

Greg Simpson—Stifel Nicolaus—Analyst

Good afternoon guys. Congratulations on what looks like a great quarter.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Thanks, Greg.

Greg Simpson—Stifel Nicolaus—Analyst

Couple questions. I guess let me start with AB5000, maybe a little more detail. It looks like you had a pretty significant surge in box placements during the quarter. Is there any more color you can — you can kind of treading along at fairly steady state in the mid-20s range on a quarterly basis, any more color you can add on what led to the big increase this quarter?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

It’s a great question and I will give you kind of the breakdown on transplant centers and open heart centers to give you that color.

We’re now in 44 out of the 119 transplant centers so that’s 37%. We’re at 8 of the top 10 per US News World Report, and we’re now in 80 of the 867 open heart centers. So if you add them up, it’s approximately a thousand centers, and we’re only in 13% and we believe that each center should have two of our consoles. So the reason we think it’s done well is the rental program has been successful. It’s shown the flexibility for people to try to new console which basically is on/off, you have the flexibility to switch to the AB5000.

You also have people being educated on the new reimbursement for recovery, so if you’re at an open-heart center you can start a program on recovery, not just sending patients to the transplant centers. And last, the median tenure for the sales reps is nine months. Again we sold more to open-heart centers. But it’s just starting to be the ramp-up of open-heart centers that haven’t had sales reps call on them in a while that come in a with a financial package, a clinical package and then establish the relationships in order for us to sell a box. We’re pretty proud of the U.S. team and we think it’s a great sign that the consoles and the concept of recovery is building momentum, specifically at the open-heart centers.

Greg Simpson—Stifel Nicolaus—Analyst

And Mike, if I could follow up a little bit. Could you maybe, without getting into the absolute number, could you maybe breakdown sales as to how many went to existing customers and how many went into new customers?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Well, when you say existing customers, most of them all had BVS with the exception of simple of the open-heart centers and some transplant centers that didn’t have either that did upgrade, but the majority of were existing customers with BVS.

Greg Simpson—Stifel Nicolaus—Analyst

The second question, last quarter you talked about gaining reimbursement approval for Impella in Germany and France and I wonder if you could get into a little bit on how that helped your efforts during the fiscal fourth quarter.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

I’d say it didn’t help our efforts in the fourth quarter per se. These things take more than a quarter. So what the approval meant in Germany was at the highest level of reimbursement which allows the hospitals to go back and then negotiate to get paid. I don’t think it really had any impact last quarter. I think we’ll see that in the future.

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Greg Simpson—Stifel Nicolaus—Analyst

Okay.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Second, on reimbursement, just again to clarify, we will have a webcast this May, and we’re going to continue to do where we reach out to programs. And one of the things now we do as a company is we go in as a group and we can give consultative information on improving the protocol, increasing recovery and survival, and sharing best practices at different centers, and also helping them to market it in general.

Greg Simpson—Stifel Nicolaus—Analyst

Great. And, Mike, a couple of FDA-related questions, kind of my favorite topic, first on Impella, you guys mentioned you certainly expect to get the go-ahead to proceed here in calendar ‘07. My contention is, given the amount and the quality of the European data you have, I’m assuming the delay, if you don’t mind me calling that, relates to negotiations with the FDA to use that data to basically skip the pilot and move straight to the pivotal. Is that something that you can comment on or does that make sense in this case?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Well, I don’t think the word “skip” is something that we would comment on. What I would say is that, and it is one of my favorite topics as well, we’ll prove that to you as soon as we can announce the details of what the trial’s going to look like for the Impella 2.5 and 5.0. We have recruit the top physician experts, the top consultants, our internal team. We did a very thorough analysis based on utilization in Europe to come up with the optimal trial to bring both products to market, the Impella 2.5 and 5.0. And I think the time was well spent to clarify and position us for success.

And again, once we get into the trials, we will explain in detail our thought process, these past months, and we’re also planning to have investors and analysts go to one of the centers that is doing the trials. But, again, to reiterate these are the top physicians, the leaders in the space for both the 2.5 and 5.0 who are really the first-time ever, I believe you’ve got the cardiologist on one side and the surgeons on the other, both working with one company for a protocol from everything from high-risk angioplasty to AMI cardiogenic shock.

Greg Simpson—Stifel Nicolaus—Analyst

Is it safe then to characterize spending the process as more time on the front-end to either save time on the back-end or enhance the outcome on the back-end?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Absolutely both.

Greg Simpson—Stifel Nicolaus—Analyst

Gotcha. Final question then on AbioCor II. The original plan was maybe to commence human implants during calendar ‘06. Can you comment on that? Is that still in the works? Or does that depends on the FDA?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

The AbioCor II, based on our annual report, was basically in calendar year ‘08, potentially the end of ‘07 for AbioCor II. We’ve been doing animal labs and reliability testing on the AbioCor II, unless you’re talking about the original plans as in 3 or 4 years ago.

Greg Simpson—Stifel Nicolaus—Analyst

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I may be out of whack here. So you’re talking initial human implants.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

It’s in that annual report on that gride that we had it for 2008 calendar year.

Greg Simpson—Stifel Nicolaus—Analyst

Great. All right. Thanks guys. Great quarter.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Thanks, Greg.

OPERATOR

Next we’ll go to Harish Aiyar with Dawson James.

Harish Aiyar—Dawson James—Analyst

Thank you and good afternoon guys and nice quarter. Just a couple of questions, first, you talked about the record number of patients supported on the AB5000. Is this a function of the change in reimbursement or the additions to the sales force or both or any comments?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

I think it’s a combination. And I think they are there’s a couple things you have to do. One is, you have to have the clinical data and the AB5000 we’re continuing to publish and present at different shows that we’ve done press releases on. The adverse events on it are the lowest as any paracorporeal VAD that’s out there. It’s got extremely high flows. It’s clear, it has low stroke rate and people are getting very confident now that we’ve done over 300 patients.

The second piece is, you have to obviously have something for administration so that they want to provide a service to the community and clearly most of our patients are insurance and the average payment for the insurance payors is actually higher than the CMS for even the transplants. So that gives them the capabilities of want to offer it. Ant then the last is helping them market it to the community, helping them market it to patients through outreach programs and working with the media to brand themselves as a recovery center of excellence.

So we’re making a lot of progress. We still think the ramp-up time per sales rep is around 9 to 12 months, but we’re seeing nice utilization, and we’re converting doctors to — that haven’t thought about recovery in the past, that may think about a transplant VAD as a first thought, they’re starting to think about giving the patient time to recover.

Harish Aiyar—Dawson James—Analyst

You mentioned some new products for FY07. Can you talk about kind of what you’re looking at— or without really I guess giving too much away?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Yeah, we’re not going to reveal any of those products currently, but we will tell we’re going to stay in our core competencies of circulatory care. We have a lot on the board that’s coming through FDA and we’ll announce these other ones once some of these other issues are into the trial and we’ve explain all them in detail.

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Harish Aiyar—Dawson James—Analyst

Just to comment on— with regards to the Impella the 2.5 and 5.0, can you comment on utilization in Europe and how it’s kind of progressed over the last couple of quarters?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Sure. The trend on utilization clearly favors the Impella 2.5 device, which is 2.5 liters of flow, up to 3 liters. And it’s being used in high-risk angioplasty as was published in the paper. We’re now starting to see folks that now that they’re comfortable with the device itself— start to experiment with it on patients that are suffering from a heart attack or AMI for the potential to reduce the infarct. And so we have a couple folks that are now starting to use it in that capacity. And on the 5.0, now what we see, now this is the 5 liters of flow that requires a cutdown or could it could be done through a sternotomy, the primary use for this is somebody that can’t really, comes off the heart-lung machine and requires a balloon and some drugs that they’ll be using the 5.0 to help the patients get the increase the flows, get them off the table and give them the extra support in the ICU.

Harish Aiyar—Dawson James—Analyst

Thanks, great quarter.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Thanks.

OPERATOR

Next we’ll go to Matthew Scalo with Canaccord.

Matthew Scalo—Canaccord—Analyst

I want to understand what maybe a long-term target would be for your sales and clinical specials, the number of bodies maybe in the U.S. as well as in Europe. You talk about the goal of 2 to 4 a quarter.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Sure, yeah, so right now we’re forecasting for the next fiscal year of 2 to 4 a quarter, based on as the numbers roll out for the following fiscal year, we will be continuing to add in that fiscal year but we haven’t you given the specifics of it.

Matthew Scalo—Canaccord—Analyst

Okay. Are there specific regions here in the U.S. that are empty that need to be filled ASAP?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Well, what we’ve done is we’ve divided up the country based on the Zip codes, the hospitals, the database of crash utilization and the number of consoles in the centers. And that we break out between BVS and AB5000. And then what we’re now doing since we effectively have the U.S. covered, but we have reps with large amounts of open-heart centers and transplants centers, is to pick based on the top talent that we find out there matched to a city so that we can cover the major markets that we’re not currently in today.

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Matthew Scalo—Canaccord—Analyst

One other question. Do you guys — I know it’s tough to track but do you guys somehow keep a metric as far as the BV, the blood pump itself for the BVS system being used on the AB5000? Is that something that we can keep track of— or maybe a simple way to ask would be what the growth of blood pumps was year-over-year.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

What we keep track of is how many we’ve shipped and we keep track of how many convert. In the past we’d said it’s a general rule of one-in-four. For every four AB5000 ventricles once started on BVS and were switched. But because of it, utilization and past history, people order it and use it and we don’t know necessarily know about all the BVS because it’s been used and they’re very comfortable with it. On the AB5000 we’re clearly are out touching with the new console and ventricle as many— almost every single patient if we can, but that’s why we have more visibility to the AB5000 ventricle.

Matthew Scalo—Canaccord—Analyst

Are you seeing centers move from a rental to the purchase of the AB5000 sooner. Has that changed? Has the timeline in which they tend to gain expertise with the AB5000, has that changed at all?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

If you look at the rental program, which we officially started in Q1, we’ve pretty much done double digits, low teens every quarter on rentals and that’s helped us convert double digit orders for the year. There’s still double digit being rented and for those that have been returned we also generated revenue on rental as well.

So I think it’s been very successful, the program, and the main reason is a lot of these centers, 1 year ago or 6 months ago, did not put something in their budget cycle for the console itself but they want to use the disposable. So it’s helped folks to use, and that’s why I think we’re making better penetration, I think that’s why we had a great quarter for console sales, and I also think it’s why we had our highest number of patients supported in the history of AB5000.

Matthew Scalo—Canaccord—Analyst

I guess one more would be is just of the sales force here in the U.S., how many reps or how many clinical specialists have over a year experience selling Abiomed products?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

We have two reps that have been here for over five years, actually over eight years and they’re both absolutely outstanding. They both placed senior sales rep roles where they’re training the new folk. If you exclude them from the calculation, the average tenure is nine months and the median tenure is nine months. That should give you a flavor of how new, and we’re going to continue to add each quarter.

Matthew Scalo—Canaccord—Analyst

Thanks a lot, guys.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Thanks.

OPERATOR

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

Next we’ll go with Randy Huff with Lions Share Financial.

Randy Hugg—Lions Share Financial—Analyst

Hello fellas. Congratulations on a record quarter.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Thank you.

Randy Hugg—Lions Share Financial—Analyst

My question, couple of questions actually, first one deals with the report that came out, a research report that came out here, oh, two, three months ago, I suppose, where the analysts went into great details looking at the Impella product line and did a bunch of interviews and, what have you, and really built a great case for acceptance of the Impella. And bottom-line he showed fairly flat year-over-year movement over the next two years with respect to the — what he called the Legacy Business, i.e., the AB5000 and BVS. I’d like to get your reaction to that, because I found that kind of shocking based on what you had said before the report came out and your comments today with respect to the use of AB5000 and BVS VADs for bridge to recovery.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

What I would say, Randy, you should probably talk specifically to that analyst but I can comment on the U.S. growth of 28%, everyone’s aware there’s no Impella revenue in that at all, because we haven’t entered into the trials for it. So we’re showing that the AB5000 Legacy Business is a very strong solid high-gross margin opportunity for the business, and globally, if you think about the patients that are going to suffer right-side failure or in cardiogenic shock, it’s the natural evolution from Impella to the AB5000 with the goal still of recovery.

Randy Hugg—Lions Share Financial—Analyst

Sure. Good, well I was thinking along those lines as well. On the idea of right-side support, I know one of the markets you were looking at, Mike, for a period of time was to use the AB5000 for right-side support when VADs, like Thoratec VADs were being used for just left-side support but then ultimately the patient succumbed to right-side failure. Are you seeing anything develop in that kind of use?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

We do see centers that will use the AB5000 on the right side for a chronic patient who wants a day or two of extra support, not necessarily an acute patient , again an acute patient would be somebody that a heart attack, a chronic would be a Class 3 and they want that extra time to have the left and right side adapt and we do see that happening at certain centers.

Randy Hugg—Lions Share Financial—Analyst

Okay. Now let me jump back to the AbioCor products for a moment. You didn’t say too much about the AbioCor II. We’re coming up here in 30 days or on a one-year anniversary from the panel debacle and wanted to get an update. I know we originally forecast September then December then end of March and here we are rocking along. Can you give us any feel for— at what’s lacking at this point with providing the necessary information or getting the FDA compliant with the issuance of this HDE?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Sure. Let me just clarify. We haven’t or I haven’t forecasted the HDE from the panel. I want everyone to understand, under humanitarian device exemption, there is not the same level of priority. There technically is a 75 day window after the panel meeting. But it’s only when the FDA

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

determines that they’ve gotten all the information required. So it’s at their discretion. They’re very busy. We have several products with them. Other companies have products with them.

They’re working very hard, and it’s to address the two main concerns from the panel. First was a quality of life, and the second was the anticoagulation protocol. And those are the things that the panel wants resolved or that’s what the FDA wants resolved to meet the panel’s concerns. We’ve been doing that. We’ve continued, but as I stated in my, in my section we’re expecting to hear back feedback now on all of our products. And we are working very closely with them on an ongoing basis. So it’s not a matter of when we talk to them, on a quarterly basis, as we have constant communication with them across the board on all our products.

Randy Hugg—Lions Share Financial—Analyst

Let me ask the question this way, are you surprised at the time since the panel to today without an approval has been as long as it has been?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Back in June, I would not have predicted it would be this far out in the future. But based on the homework assignments, the questions they’ve asked, and the amount of detail they want, I’m not surprised. And it’s our job to make sure that everyone is comfortable. The FDA is under a lot of scrutiny and so we have to make sure we give them the answers so they can do the best analysis before they make a final decision.

Randy Hugg—Lions Share Financial—Analyst

Okay, good. Then one last question on the AbioCor II. You mentioned in response to a previous questioner that the timeline you had shown in an annual report was introduction, I believe it was introduction in 2008, fiscal year 2008. Just a little bit more clarification on that. Does that mean that you would — or are you saying, Mike, that you don’t expect to begin clinical trials with the AB — at the AbioCor II until fiscal year 2008?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Yeah, it’s calendar year, and it’s in our last annual report. There’s a spread sheet graphic that goes through it. So we have said we — our goal is to be working in the clinicals with patient in calendar year 2008.

Randy Hugg—Lions Share Financial—Analyst

Okay. Great. Thank you.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

The second part or maybe it’s your unasked question is we haven’t commented of what that pass is whether it’s PMA or HDE or supplement. We haven’t commented in any on that.

Randy Hugg—Lions Share Financial—Analyst

Let me tie those two together than since you responded that way. Are you delayed at all on the clinical introduction AbioCor II by virtue of not having the AbioCor I in the clinic under the HDE, let’s say 6 months or a year earlier?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

We’re still not delayed in any way. We’re still have the animal labs and the engineering reliability testing to perform.

Randy Hugg—Lions Share Financial—Analyst

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

How would you assess the progress on the AbioCor II at this point, as far as achieving your stated goal or your intended goal of a 5-year device.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

We haven’t commented specifically except to reinforce that we believe based on the [Fisher Play] technology to be able to achieve a goal on that of five years.

Randy Hugg—Lions Share Financial—Analyst

Okay, thanks, Mike.

OPERATOR

Next we’ll go to Alex Arrow with Lazard Capital Markets.

Alex Arrow—Lazard Capital Markets—Analyst

Thanks. Hi, Mike and Dan. The Impella timeline, maybe I could start by asking— you were saying during calendar ‘06 and since the clinical sites have all been selected and maybe you could tell us what is it that remains to be done that you can’t start the trial right away?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

We’re basically awaiting feedback from the FDA.

Alex Arrow—Lazard Capital Markets—Analyst

And can you say is that because you’re choosing an end-point and you’re waiting to see if they agree that your end-point is appropriate or what the indication is? Anything more you can give us on that?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

When we have the feedback, and we announce the details of it, we will explain the delay, what we’ve done and what the end-points are, Alex. We’re just going to wait until we get the final approval. And the details and make sure we’ve resolved all their questions.

Alex Arrow—Lazard Capital Markets—Analyst

With that understanding that we won’t find out until then, can you say how long the trial might last?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

It’s based on the end-points, what then end is going to be and what the patient population is going to be. I can tell you that when we announce everything will make sense and we’ll explain it in detail.

Alex Arrow—Lazard Capital Markets—Analyst

Okay. And for those of us who are projecting a specific launch date of the Impella in the U.S., would you say that it’s now, it now looks too optimistic to have it launching in early 08? Or is that too soon to jump to that conclusion?

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

What I’d like to do is wait until we can give everyone the details and then what we’ll do is give you an updated timeline based on what the end-points are per pump.

Alex Arrow—Lazard Capital Markets—Analyst

Okay. About the AB5000, there was a variety of data that was going to be coming out on the survivability benefit of the AB5000, can you comment if some of that has already hit the journals and what other milestones of data that might be coming out?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Well, the first one is the TCT paper. That was on AMI patients. That we’ve identified. We bought the database and scrubbed the shock-trial data. And what we found was that our patients that live, and again two-thirds of those recover the heart that live, were actually sicker than those that died in the shock-trial in 2000. We’ve had several papers and presentations done at the shows I’ve listed and the press releases are out for those and we’ve also had the — we have some pending papers that we’re working on as well.

Alex Arrow—Lazard Capital Markets—Analyst

What’s the next biggest one? Would you say something at TCT this year? Is that AMI thing for this year’s TCT?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

No, actually we’re going to have a follow-up of this specifically, it’s not necessarily TCT, Karim, if you’d like to comment.

Dr. Karim Benali—ABIOMED, Inc.—Chief Medical Officer

We’re putting two manuscripts on the data that support the argument that the patient, even though they were treated with the revascularization actually they do— you can still record them and putting them on the AB5000. So, we have a lot of conferences coming and the next one is the conference for the cardiologist in Chicago next week. The STAI, and we’re going to put in addition to that two manuscripts that’s going to be addressing two main journals in the United States.

Randy Hugg—Lions Share Financial—Analyst

Okay. If I could ask about the effect of other companies clinical trials on what might have had an impact on your sales of AB5000, is there any correlation that you’d be willing to comment on about the fact that the World Heart trial has now stretched out, the Thoratec HeartMate II trial had a apparently very slow January and then the enrollment in February and March picked up faster than that. There’s lots of moving parts and some of those patients that don’t get treated with those devices might end with external support device. Is there anything that you can give us on how that might have impacted your numbers this quarter? Was there any help from any those changing parts?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Let me comment, so just to clarify again, those devices are for a chronic patient, somebody who has a heart that has expanded, remodeled, it’s not going to recover and they’re looking to send the patient home either before they get a transplant or they’re too old to get a transplant so they would not likely so this is their only choice.

Our focus is on recovery and it’s the acute population, so there’s— again if you just look at cardiogenic shock, that’s 70,000 patients in the U.S. that are going to go into cardiogenic shock following a heart attack and today over 30,000 of those die based on the stand of care.

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

The majority of those patients that are acute, the standard of care today is really the intra-aortic balloon pump with inotropes, and as you incrementally move up on inotropes when you get to two it’s about a 40% mortality, when you get to three inotropes, you’re looking at around an 80% mortality. So I’d say that’s the majority of the patients that we’re shooting for and what Impella will do is it put us in the Cath Lab earlier to help those patients or potentially reduce the infarct or in the case of a high-risk angioplasty that’s used in Europe, that’s a totally new population for us.

The devices that are now experimental so the HeartMate II is not designed to unload the ventricle, it is not designed to go in quickly. It’s not designed to be put in without requiring a heart-lung machine, and it’s an invasive procedure that takes several hours versus our devices that are meant to just go in quickly, no heart-lung’s machines require. You don’t have to core the heart and you can do BiVAD and you can give the patient up to 30 days. So their devices are not FDA approved. The results that they’ve publish are very low, if at all for recovery, and it’s because that pump isn’t designed for it.

I think that the new pumps from World Heart, from Thoratec, from Ventracor are going to be a nice advance. What I’m seeing is they’re greatly improved versus the first generation chronic pumps but that’s not really what our focus is, and if you put one of those pumps into a patient that has an opportunity to recover, you’re going to see at best 4%, 3% recovery as shown from the data versus our papers of 40, 50, 60% recovery.

Alex Arrow—Lazard Capital Markets—Analyst

I appreciate the point between acute versus chronic. There’s no material amount of patients that are bridge patients perhaps that because the bridge period is short enough they can be treated with an acute device like you AB5000 and, therefore, not become patients that end up with a HeartMate II or a Norvacor, I mean—

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

That’s great point, Alex, because if a patient doesn’t recover and has been on an acute event, they can remain on our device for an extended period of time. Our device does not have a time limitation and outside the United States it’s used for both bridge to recovery and in the cases of transplants. But the longest patient has gone 312 days. We’ve had several patients that have had BiVAD for hundreds of days and it does give the capabilities for the patient to have other options to remain on the device. And you’re correct that in the case of patients that are going to have a longer period in the past with BVS they potentially would have gotten moved to a transplant device and had another surgery.

Alex Arrow—Lazard Capital Markets—Analyst

Would it be fair to say, you had these really good results you just announced today. Was any of that due to some benefit of the difficulty that those two other companies had or is there really no material amount that would have been —

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

I mean, I can’t say because I don’t know what I don’t know. But what our focus is the acute population and the pumps you’re referring to that would be an off-label use and it would steal someones chance of recovery had they been used.

Alex Arrow—Lazard Capital Markets—Analyst

I’ve taken enough time on that. And the last little question, if I could, just on the AbioCor, any communication, in the past you’ve said the communication that you’ve gotten from the FDA, although you can’t obviously comment on specifically what the communication is, at least it gave you the feeling that at least you still could be — getting the approval sometime in the not-to-distant future. Anything else you can tell us on whether that’s more or less likely to be an ‘06 event that you could get the AbioCor HDE?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

I recognize that it must be very frustrating for you, all the analysts, all the investors that we don’t have these details to give you, we’ve made the decision to give the results as they come out and think that, that’s going to be more efficient than trying to get you all to speculate. So you have

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

our commitment that when we get the information, we’ll announce it immediately. And as we get progress reports, we will open up our books and give you all the details and full access to our users in the trial.

Alex Arrow—Lazard Capital Markets—Analyst

Okay, thanks a lot, Mike.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Thanks, Alex.

OPERATOR

[OPERATOR INSTRUCTIONS.] Next we’ll go to David Zimbalist with Natexis Bleichroeder.

David Zimbalist—Natexis Bleichroeder—Analyst

Hi. Thanks for providing a thorough discussion here. I’m curious if you could talk a little bit about your last meeting with the FDA, when it took place regarding Impella, and what your responsibilities are at this point vis-a-vis the FDA in that process?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Sure. David, just the comment, the centers are the well-known centers are very familiar and have a long history of working with the FDA on different trials. Dr. Bill O’Neill is our primary investor for the 2.5 and without giving you the specifics of when and what we did, I would tell you that that person has a full grasp of what the FDA is looking for in the field of the Cath Lab and support devices, but I cannot disclose details of the meeting notes or when it was. On the 5.0 to give you some more specifics, again it’s Robert Wood Johnson, Lankenow, Columbia, Texas Heart, University of Maryland, Mass General and Hershey Medical Center and Bart Griffith, the surgeon at University of Maryland, again is an extremely well-known, influential and very smart person who understands what the FDA is looking for. So that’s all the details unfortunately I can give up. But, again, once we get the approval process, more complete, we will open up and allow you to talk to the users and as well visit one of the centers and see some of the patients being done.

David Zimbalist—Natexis Bleichroeder—Analyst

Okay. At this point though is the ball in your court to do something for the FDA or is the FDA working on something that it then has to provide back to you?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

As we stated in the call we’re waiting for feedback from them. Whether it’s a decision or a request for more information. We feel we’ve provided the material that’s required.

David Zimbalist—Natexis Bleichroeder—Analyst

Okay. And vis-a-vis the minimally invasive cannula, if I recall that was a 5, 10-K process. Correct?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

It’s a real-time submission and it’s a supplement too our existing product portfolio.

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

David Zimbalist—Natexis Bleichroeder—Analyst

Second, just in terms of— make sure I got my numbers right, your rental and your service revenues, are they under the disposable revenues, or are they considered part of console or are they separate from the statistics you gave us for that specific —

Daniel Sutherby—ABIOMED, Inc.—CFO

This is Dan. The service, the training and other revenue are separate from the numbers I provided for consoles and disposables. So the disposables basically are the VAD or the blood pumps or the Impella disposables outside the United States.

David Zimbalist—Natexis Bleichroeder—Analyst

And rentals are considered parts of console revenues?

Daniel Sutherby—ABIOMED, Inc.—CFO

No, that’s considered part of service and other.

David Zimbalist—Natexis Bleichroeder—Analyst

And could you just explain a little bit, just from a sequential basis, R&D was down a few $100,000 sequentially and— talk about timing of projects or whatever contributed to that sequential decline. And on the other hand, SG&A was up nearly $2 million sequentially. I don’t presume you were paying $500,000 finders fees per new employee found. So if you could talk a little bit about what infrastructure you’re putting in place that was consuming that expense this past quarter?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Sure. On the R&D I think it’s just reflective of the shift. So you think about AbioCor representing only about 20% to 25% of our R&D spend in Q4 of ‘06, and that continues to tick downward. We’re certainly not leaving the AbioCor. It’s relates to everything Mike has mentioned. We’re basically waiting for response from FDA. So I would say that’s more or less the sequential decline in the R&D.

Having said that, we continue to shift more dollars, as I mentioned, into new products. And then relative to the SG&A tick up, again we mentioned how we were successful this quarter increasing the sales and clinical on a global basis. And then we also spent moneys in marketing and some of the costs for the kickoff for the ERP implementation.

David Zimbalist—Natexis Bleichroeder—Analyst

That’s very helpful. Also, you talked about the new products introductions for fiscal 2007, other than the minimal invasive cannula, which is clearly in process for the US, are the remaining products that you’re hoping for fiscal ‘07 likely to be targeted at the U.S. market— in fiscal ‘07 or are they primarily, expect to be introduced outside the U.S.?

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

The introductions will be in both.

David Zimbalist—Natexis Bleichroeder—Analyst

And any sense of timing in terms of when we’ll understand the sort of nature of most of these new product introductions outside of the ones we know about?

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

Daniel Sutherby—ABIOMED, Inc.—CFO

In time.

David Zimbalist—Natexis Bleichroeder—Analyst

Okay.

Daniel Sutherby—ABIOMED, Inc.—CFO

We have enough we can’t talk about with the FDA so we don’t want to completely frustrate everyone.

David Zimbalist—Natexis Bleichroeder—Analyst

Okay. All right. Thank you very much.

Daniel Sutherby—ABIOMED, Inc.—CFO

Thanks, David.

OPERATOR

There are no further questions at this time. Mr. Minogue, I’ll turn this back to you for any closing arguments.

Michael Minogue—ABIOMED, Inc.—Chairman, President, CEO

Great. I just want to thank everyone. We chose to do it after-hours based on some of the feedback we got. If you like this new formula, it’ll be done at end of the day, please let Dan and I know and if there’s any follow up questions you’d like or you’d like to come visit, please let us know and thanks again for sharing your night with us.

OPERATOR

That does conclude today’s conference call. Again, thank you all for your participation.

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May. 08. 2006 / 4:45PM ET, ABMD - Q4 2006 ABIOMED, Inc. Earnings Conference Call

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